                                                                   Exhibit 10.96

                           CROWN EUROPEAN HOLDINGS LTD

                                       AND

                              AB GRUNDSTENEN 101666
                            (UNDER CHANGE OF NAME TO
                             NIAM RETAIL HOLDING AB)

                       SHARE TRANSFER AGREEMENT REGARDING

                              CROWN FASTIGHETER AB

ADVOKATFIRMAN VINGE KB
SMALANDSGATAN 20  -  BOX 1703
SE-11187  STOCKHOLM  -  SWEDEN
TEL: +4686143000
TELEFAX: +46 8 614 31 90
www.vinge.se

TABLE OF CONTENTS

1     Definitions.........................................................................................     1

2     Sale and Purchase...................................................................................     4

3     Purchase Price......................................................................................     4

4     Conditions Precedent................................................................................     6

5     Closing.............................................................................................     6

6     Representations and Warranties of the Seller........................................................     8

      6.1     Corporate Existence and Power...............................................................     8

      6.2     Corporate Authorisation and Non-Contravention...............................................     8

      6.3     Capitalisation and Title....................................................................     9

      6.4     Records.....................................................................................     9

      6.5     Accounts and business.......................................................................     9

      6.6     Compliance with Law and Permits.............................................................     9

      6.7     Assets and Liabilities......................................................................     9

      6.8     Loans and Other Financial Facilities........................................................    10

      6.9     Properties..................................................................................    10

      6.10    Leases......................................................................................    10

      6.11    Insurance...................................................................................    11

      6.12    Litigation..................................................................................    11

      6.13    Taxes.......................................................................................    11

      6.14    Agreements..................................................................................    12

      6.15    Environmental Matters.......................................................................    12

      6.16    No other Warranties.........................................................................    12

7     Representations and Warranties of the Buyer.........................................................    13

8     Covenants of the Seller.............................................................................    13

9     Covenants of the Buyer..............................................................................    14

10    Indemnification.....................................................................................    14

      10.1    Indemnification.............................................................................    14

      10.2    Limitation of Liability.....................................................................    14

      10.3    Third Party Claims and Recovery.............................................................    16

      10.4    Specific Indemnities........................................................................    17

11    Closing Accounts....................................................................................    18

12    Confidentiality.....................................................................................    19

13    Announcements.......................................................................................    19

14    Costs...............................................................................................    19

15    Entire Agreement....................................................................................    19

16    Amendments and Waivers..............................................................................    20

17    Notices.............................................................................................    20

18    Assignments.........................................................................................    21

19    Interpretation......................................................................................    21

20    Partial Invalidity..................................................................................    21

21    Governing Law and Disputes..........................................................................    21

APPENDICES:

Appendix A         The Properties

Appendix B         Accounts

Appendix C         Data Room Documents

Appendix D         Golder Reports

Appendix E         Lease Agreements

Appendix 3.3       Pro Forma Balance Sheet

Appendix 6.4.1     Articles of Association, Share Registers etc.

Appendix 6.8.1     Loans

Appendix 6.9.2     Extracts from the Land Register

Appendix 6.9.7     Approved Inspections

Appendix 6.10.3    Tenant Improvements

Appendix 6.10.4    Rent Roll

Appendix 6.10.5    Terminated Lease Agreements

Appendix 6.12      Litigation

Appendix 6.13.5    Deducted VAT

Appendix 6.14      Agreements

SHARE TRANSFER AGREEMENT

This Share Transfer Agreement (this "AGREEMENT") is made on  ____  May 2005

BETWEEN:

(1) CROWN EUROPEAN HOLDINGS LTD, Reg. No.4731205, a company duly incorporated and organised under the laws of England and Wales, having its registered office at Crown House, Crown Street, Ipswich, Suffolk, IP1 3HS, England (the "SELLER"); and

(2) AB GRUNDSTENEN 101666 (UNDER CHANGE OF NAME TO NIAM RETAIL HOLDING AB), Reg. No. 556660-1133, c/o Niam, Box 7694, SE-103 95 Stockholm, Sweden (the "BUYER").

WHEREAS:

(A) The Seller owns all shares in Crown Fastigheter AB, Reg. No. 556639-2188, a company duly incorporated and organised under the laws of Sweden, having its principal office at Solna Torg 13, 171 45 Solna, Sweden (the "COMPANY") with a share capital of SEK 100,000 divided into 1,000 shares with a nominal value of SEK 100 each (the "SHARES").

(B) The Company's main assets are the properties listed in APPENDIX A (the "PROPERTIES", each of them a "PROPERTY").

(C) The Buyer desires to purchase all of the Shares and thereby indirectly all of the Properties.

(D) The Seller agrees to sell and the Buyer agrees to purchase the Shares on the terms and conditions set out in this Agreement.

IT IS AGREED as follows:

1     DEFINITIONS

1.1   In this Agreement, the following definitions are used:

      "ACCOUNTING PRINCIPLES" means the accounting principles which are in accordance with Swedish law and generally accepted accounting principles in Sweden, applied by the Company on a consistent basis and consistent with those used in the preparation of the Accounts and the annual accounts for previous years;

      "ACCOUNTS" means the audited balance sheet and the audited profit and loss account of the Company for the financial year ended on the Accounts Date, attached as APPENDIX B;

      "ACCOUNTS DATE" means 31 December 2004;

      "ACTUAL PROFIT" is defined in Section 3.3;

      "AGREED MARKET VALUE" means SEK 720,000,000;

      "AGREEMENT" means this Share Transfer Agreement, including all the appendices attached to it;

      "ASSET MANAGEMENT AGREEMENT" shall have the meaning ascribed to it in
      Section 10.4.1;

      "AUDITOR" means the external auditor of the Company;

      "BUSINESS DAY" means a day when banks are open for general banking business in Sweden, England and Denmark;

      "BUYER" has the meaning ascribed to it in Section (2) of the introductory paragraph of this Agreement;

      "CLAIM" means a claim made by the Buyer against the Seller in respect of a breach of any of the Warranties;

      "CLOSING" means the completion of the transactions contemplated by this Agreement;

      "CLOSING ACCOUNTS" shall have the meaning ascribed to it in Section 11;

      "CLOSING DATE" means 30 June 2005;

      "COMPANY" has the meaning ascribed to it in Section (A) of the Whereas Section;

      "CONFIDENTIAL INFORMATION" means any and all information of any kind or nature whatsoever, whether written or oral, including, without limitation, financial information, trade secrets, tenant lists and other information, regarding the Buyer, the Seller or the Company which is not known to the general public;

      "DATA ROOM DOCUMENTS" means the documents made available to the Buyer and its advisors containing technical, environmental, commercial, accounting, financial and legal information relating to the Company and the Properties, as listed in APPENDIX C;

      "DETERMINATION DATE" shall have the meaning ascribed to it in Section 3.6;

      "DIRECTORS" means the board members, the deputy board member, and the managing director of the Company as at the Closing Date;

      "DRAFT CLOSING ACCOUNTS" shall have the meaning ascribed to it in Section 10;

      "ENCUMBRANCE" means any mortgage, pledge lien or other similar security interest;

      "ENVIRONMENTAL LAWS" means all and any applicable laws and regulations and judgments, orders and any other measures imposed by any government or statutory or regulatory body with regard to health and safety, workplace exposure or the pollution or the protection of the environment;

      "ESTIMATED PROFIT" is defined in Section 3.3;

      "GOLDER REPORTS" means the environmental reports attached hereto as APPENDIX D;

      "LEASE AGREEMENTS" means all lease agreements (Sw. hyresavtal) relating to the Properties, listed in APPENDIX E;

      "LOANS" is defined in Section 6.8.1 and further described in Appendix
      6.8.1;

      "LOSS" means all direct losses, damages or expenses (including loss of rent, rental supplements (Sw. hyrestillagg) and reasonable legal fees, but excluding any other indirect and consequential damages, losses or expenses), resulting from a breach of any of the Warranties made by the Seller pursuant to this Agreement;

      "MATERIAL ADVERSE AFFECT" means any material adverse effect on the condition (financial or otherwise), business, assets or properties, liabilities or result of operations of the Company;

      "PARTY" means the Seller or the Buyer, and "PARTIES" means the Seller and the Buyer, collectively;

      "PERSON" means any individual, firm, company, corporation or other corporate body, government, state or agency of a state or any joint venture, trust, association or partnership (general or limited), whether or not incorporated, and whether or not its owners enjoy limited liability, and any other legal entity;

      "PROPERTIES" and "PROPERTY" have the meanings ascribed to them in Section
      (B) of the Whereas Section;

      "PURCHASE PRICE" shall have the meaning ascribed to it in Section 3.1;

      "SEK" means the currency Swedish kronor;

      "SELLER" has the meaning ascribed to it in Section (1) of the introductory paragraph of this Agreement;

      "SELLER'S KNOWLEDGE" or any similar expression shall mean the knowledge of Sven Walberg, Bo Sandberg, Hakan Larsson, Folke Back, Mats Holgersson and Bernt-Olov Hedman;

      "SHAREHOLDER LOAN" means the shareholder loan further specified in Appendix 6.8.1;

      "SHARES" has the meaning ascribed to it in Section (A) of the Whereas Section;

      "STATUTORY BOOKS" means the shareholders' register and minutes from shareholders' meetings and board meetings;

      "TAXES" means all direct and indirect taxes and charges, social security fees, fees, duties and other assessments (including but not limited to any income tax, whether actual or deemed), sales tax, use tax, transfer tax, transaction tax, investment tax, capital tax, real property tax, gift tax, value added tax, withholding tax, employment tax, asset holding tax or registration tax, preliminary tax under the Swedish Tax Payment Act (1997:483) (Sw. skattebetalningslagen) and deferred taxes, wherever arising, together with any interest, penalties, residual tax charges or addition to tax;

      "THIRD PARTY CLAIM" means any claim by a third party (including tax and other authorities) against the Company or in relation to the Properties or any of them; and

      "WARRANTIES" means the representations and warranties of the Seller set out in Section 6.

1.2 In this Agreement, save where the context otherwise requires, words in the singular shall include the plural, and vice versa.

2     SALE AND PURCHASE

2.1 Upon the terms and subject to the conditions set out in this Agreement, the Seller agrees to sell and the Buyer agrees to purchase the Shares, together with all rights attached to them.

2.2 The Shares shall be transferred to the Buyer on the Closing Date, free and clear from any Encumbrances.

3     PURCHASE PRICE

3.1 The purchase price for the Shares amounts to SEK 156,000,000 (the "PURCHASE PRICE") and is based on the Agreed Market Value and the Company's other assets and liabilities as at the Accounts Date and has been calculated as set out below.

Agreed Market Value                             720,000,000

+/- Shareholders' equity less the book value

of the properties at the Accounts Date         -585,558,000

+ 72 % of untaxed reserves at the

Accounts Date                                    27,509,000

- 72 % of unamortised prepaid financing

costs at the Accounts Date                       -4,794,000

- Agreed costs for future repairs (kSek 4,511)

of which provision in part has been made

in the Accounts (kSEK 2,354)                    - 1,157,000

PURCHASE PRICE                                  156,000,000

3.2 It has been determined that for certain Properties, the Company has historically recorded too high depreciation for tax purposes. As a consequence, the Parties have agreed that the Seller shall procure that the Company prior to the Closing Date shall file a correction of prior year's tax returns. This will result in a cash payment to the tax authorities of approximately SEK 1,000,000. As this reduces both the cash balance and the deferred tax liability, the Parties agree that this should not impact on the Purchase Price. Notwithstanding the above, the Seller undertakes to indemnify the Buyer with (i) fifty (50) per cent of any cash payment up to SEK 1,500,000 required to be made by the Company as a result of the correction, and (ii) with one hundred (100) per cent of any such cash payment in excess of SEK 1,500,000.

3.3 The Purchase Price has been determined based on the Accounts at the Accounts Date, even though Closing will take place on the Closing Date. The Parties agree that the Buyer shall benefit from the income generated by the Company between 1 January 2005 and the Closing Date. The Seller has estimated the profit before tax for that period to be at least SEK 6,300,000 (the "ESTIMATED PROFIT") as calculated in accordance with the principles in Section 3.1 above and as set forth in APPENDIX 3.3. For the avoidance of doubt, the Seller shall reimburse the Company with 72 per cent of the shortfall should the Estimated Profit be less than the actual profit before tax of the Company from 1 January 2005 to the Closing Date (as derived from the Closing Accounts, the "ACTUAL PROFIT"), such payment shall be made no later than seven (7) Business Days following the Determination Date as defined in Section 3.6 below.

3.4   The Purchase Price shall be paid on the Closing Date in accordance with
      Section 5.3 (a).

3.5 The Buyer shall on the Closing Date procure that the Company repays the Loans.

3.6 The Actual Profit shall be established when the Closing Accounts have been agreed or finally determined pursuant to Section 11 below (the "DETERMINATION DATE").

4     CONDITIONS PRECEDENT

4.1   This Agreement is conditional upon that:

      (a) no breach of any Warranty causing a Loss to the Buyer or the Company of a gross amount of SEK 36,500,000 shall have occurred on or prior to the Closing Date,

      (b) no Material Adverse Effect shall have occurred on or prior to the Closing Date, and

      (c) no litigation, action, suit or other proceeding (excluding, however, litigation, actions, suits or other proceedings initiated by the Buyer or any affiliate to the Buyer) shall be pending against the Seller, the Company or in relation to the Properties at the Closing Date where an unfavourable judgement, decree or order would prevent or make the completion of the transactions contemplated in this Agreement unlawful.

4.2 This Agreement and the transactions contemplated hereby may be terminated by the Buyer, if any of the conditions precedent in Section 4.1 above has not been fulfilled, or waived by the Buyer, on or prior to the Closing Date, in which case all obligations of the Parties under this Agreement shall terminate without further liability whatsoever of any Party to another and each Party will pay all its own costs and expenses. The provisions of Sections 12 (Confidentiality), 13 (Announcements) and 21 (Governing Law and Disputes) shall survive any termination of this Agreement.

5     CLOSING

5.1 Closing shall take place at the offices of Advokatfirman Vinge KB at Smalandsgatan 20, Stockholm at 09.30 am on the Closing Date.

5.2   At Closing the Seller shall:

      (a) in exchange for the payment of the Purchase Price, transfer the Shares and deliver to the Buyer all the share certificates representing the Shares, duly endorsed to the Buyer, together with any pertaining dividend coupons;

      (b) deliver to the Buyer the Company's shareholders' register, evidencing that the Buyer has been duly entered as the owner of the Shares;

      (c) deliver to the Buyer all mortgage certificates (Sw. pantbrev) and procure that the mortgage deeds pledged as security for the Loans are released by the relevant pledgee and delivered to the Buyer;

      (d)   deliver to the Buyer the Company's Statutory Books;

      (e) confirm in writing to the Buyer that all documentation relating to the Properties such as lease agreements in the original, drawings, maps and building permits is in the possession of the Company;

      (f) ensure that all Directors retire from their respective offices and that each such Director acknowledging in writing that he has resigned as a Director of the Company, and that he has no claims against the Buyer or the Company for compensation or otherwise;

      (g) cause the Auditor to resign and also confirming that he has no claims against the Company;

      (h) cause the Company to issue a power of attorney enabling the persons appointed by the Buyer to sign for and on behalf of the Company until new signatories have been duly registered (to the extent requested by the Buyer and necessary in order for such persons to represent the Company);

      (i) in exchange for the repayment of the Loans deliver to the Buyer evidence of a complete release of the Company from all obligations and liabilities relating to the Loans issued by the lenders in writing in a format reasonably acceptable to the Buyer;

      (j) procure that the lender releases and provides the Buyer with all assets that have been pledged for the Loans (mortgage deeds, pledged bank accounts, shares etc.) as well as deliver to the Buyer a written confirmation from the lender that all of the Company's pledged assets have been released and are free of any Encumbrances as of the Closing Date; and

      (k) deliver to the Buyer documents evidencing the authority for Ronald Roark to execute the guarantee on behalf of Crown Northcorp, Inc in form and substance reasonably satisfactory to the Buyer.

5.3 Subject to the conditions precedent in Section 4.1 above being fulfilled or waived by the Buyer, at Closing, the Buyer shall:

      (a) pay the Purchase Price with same day value to such bank account as instructed by the Buyer not less than four (4) Business Days prior to the Closing Date;

      (b)   procure that the Company repays the Loans in accordance with Section
            3.3 above; and

      (c) procure that an extraordinary shareholders' meeting in the Company is held at which a new board of directors and auditors are elected.

5.4   If the Buyer does not fulfil any of its obligations under Sections 5.3 (a)
      - (b) above and this is not due to the Seller, the Seller shall be entitled to terminate the Agreement and claim damages.

6     REPRESENTATIONS AND WARRANTIES OF THE SELLER

      The Seller makes the following representations and warranties, all of which are made as at the date hereof and the Closing Date, unless otherwise expressly stated.

6.1   CORPORATE EXISTENCE AND POWER

6.1.1 The Company is duly incorporated and validly existing under the laws of Sweden, and the Seller has the requisite power and authority to enter into and perform its obligations under this Agreement and any other document or instrument delivered in connection with this Agreement. The Company have full corporate power and all necessary licences, permits and authorisations to carry on the businesses as now conducted and to own, lease and operate the Properties necessary in connection therewith.

6.1.2 The Company has not filed (or have had filed against it) any petition for its winding-up, is not insolvent and have not made any assignment in favour of its creditors, nor has any petition for receivership or any administrative order been presented in respect of the Company. The Company has not initiated any proceedings with respect to a compromise or arrangement with its creditors or for the dissolution, liquidation or reorganisation of the Company or the winding-up or cessation of the business of the Company. No receiver or administrative receiver or liquidator has been appointed in respect of the Company or any of its material assets.

6.2   CORPORATE AUTHORISATION AND NON-CONTRAVENTION

6.2.1 This Agreement and the performance by the Seller of its obligations under it have been duly authorised by all necessary corporate action on part of the Seller, and this Agreement will, when executed, constitute valid and binding obligations of the Seller in accordance with its terms.

6.2.2 The execution and performance by the Seller of this Agreement or any other documents to be executed under it, do not and will not (i) result in a breach of any provision of the articles of association or any provision of any other constitutional document of the Seller, (ii) result in any breach of any resolution adopted by the shareholders or board of directors of the Seller, (iii) require any consent by the members of the Seller, or any class of them, which has not been unconditionally and irrevocably obtained, or (iv) result in a breach of any applicable law order, judgement or decree of any court or governmental agency or of any agreement to which the Seller is a party or by which the Seller is bound.

6.3   CAPITALISATION AND TITLE

6.3.1 The Seller lawfully owns and has good and transferable title to the Shares. As of the Closing Date, the Shares are free and clear from any Encumbrances and there is no agreement to create any Encumbrance over any such shares.

6.3.2 There are no outstanding subscriptions, options or similar rights relating to the Shares and no securities giving a right to conversion into, or any agreement or arrangement which accords to any Person the right to acquire, shares in the Company.

6.4   RECORDS

6.4.1 Copies of the Company's articles of association, shareholders' registers and certificates of registration are attached as APPENDIX 6.4.1, and all such copies are true, accurate, up-to-date and complete, and reflect the present status of the Company.

6.4.2 The Company has in its possession all company documents, registration documents, Statutory Books, bookkeeping records for the Company's business activities and all other documents that are necessary for the running of the Company's business or which are required by law. These documents are complete, correct and stored in a suitable manner. There are no registrations of changes pending with the relevant authorities.

6.4.3 All information and documents required by applicable law to be filed with the Swedish Companies Registration Office (Sw: Bolagsverket) and any other authority in respect of the Company and the Properties have been duly and timely filed (including registration for VAT).

6.5   ACCOUNTS AND BUSINESS

6.5.1 The Accounts and the annual report for 2003, have been prepared in accordance with the Accounting Principles and give a true and fair view of the financial position and results of the operations of the Company as of the Accounts Date.

6.5.2 The Company has not made or declared any dividend or distribution to the Seller or any of its affiliates since the Accounts Date.

6.6   COMPLIANCE WITH LAW AND PERMITS

      The Company is in all material respects in compliance with applicable laws and regulations concerning the Company, the Properties and the Company's business.

6.7   ASSETS AND LIABILITIES

      The Company has not made any guarantees or similar undertakings which are not evident from this Agreement or from the Accounts.

6.8    LOANS AND OTHER FINANCIAL FACILITIES

6.8.1 Details of all loans and other financial facilities available to the Company as per the date of this Agreement are set out in APPENDIX 6.8.1 (the "LOANS").

6.8.2 The Company does not have any financial indebtedness other than the Loans.

6.9    PROPERTIES

6.9.1 The Company lawfully owns and has registered title (Sw. lagfart) to the Properties and all objects on the Properties (excluding objects owned by tenants that are used in the business of the tenants) that may constitute property, building or industrial appurtenances and fixtures (Sw. fastighets-, byggnads-eller industritillbehor) under law are owned by the Company and, accordingly, are included in the transfer under this Agreement.

6.9.2 The Properties are not encumbered by any mortgages, registrations, easements, usufructs, liens or other encumbrances other than those set forth in this Agreement or in the extract from the Land Register (Sw. FDS-utdrag), APPENDIX 6.9.2.

6.9.3 As of the Closing Date, the mortgage certificates issued in respect of the Properties are not pledged.

6.9.4 All constructions on the Properties have been carried out in accordance with building permits (Sw. bygglov), applicable zoning plans (Sw. detaljplan).

6.9.5 The Properties are, to the Seller's Knowledge, used in accordance with building permits, applicable laws and zoning plans and other binding decisions issued by public authorities.

6.9.6 No injunctions or similar orders have been issued by courts of law or public authorities concerning the Properties and, to the Seller's Knowledge, no such injunctions or orders are expected concerning the Properties.

6.9.7 Mandatory ventilation, (Sw. obligatorisk ventilationskontroll, OVK), fire, elevator and electricity inspections have been carried out concerning all buildings on the Properties and all remarks and comments that have to be remedied by law, if any, have been remedied and certificates of approved inspections have been received, APPENDIX 6.9.7.

6.9.8 All fees for the Properties in respect of water and sewerage grid connection costs, district heating connection grid costs, electricity grid connection costs, street costs and similar utilities, have been paid.

6.9.9 None of the Properties are subject to expropriation or any similar proceeding and to the Seller's Knowledge, no plans for such proceedings exist and no preliminary steps for such proceedings have been taken.

6.10   LEASES

6.10.1 The Lease Agreements constitute all lease agreements on the Properties and they are valid and binding.

6.10.2 Each of the agreements evidencing the Lease Agreements contains all terms and conditions relating to such Lease Agreement, and except for normal property care-taking measures in accordance with the relevant Lease Agreement, no undertakings have been made in relation to tenants in addition to what is included in the Lease Agreements.

6.10.3 Except as set out in APPENDIX 6.10.3, the Company has no outstanding obligations in relation to tenant improvements or in any other respect to any tenant with respect to the Properties and the Company has in all respects complied with its undertakings under the Lease Agreements.

6.10.4 The rent and service charges charged for the second quarter 2005 are set out in APPENDIX 6.10.4 and such charges are charged in accordance with law and the Lease Agreements.

6.10.5 No other Lease Agreements than those listed in APPENDIX 6.10.5 have been terminated (whether for vacation or renegotiation of the terms and conditions).

6.11   INSURANCE

6.11.1 The Company maintain full value insurance (Sw. fullvardesforsakring) with reputable insurers covering the Properties and the Company's business is covered by customary insurance protection (including loss of profits and liability insurance). The Company's insurance coverage will be in force for at least 30 Business Days from the Closing Date.

6.11.2 No claims have been made and no claim is outstanding under any of the Company's insurance policies and to the Seller's Knowledge, there are no circumstances which would make any such insurance policy void or voidable.

6.12   LITIGATION

       Except as set out in APPENDIX 6.12, the Company is not involved in any litigation, administrative or arbitration proceeding including proceedings before any regional rent tribunal, or otherwise involved in any dispute with respect to the Properties and no such proceeding is pending and, to the Seller's Knowledge, there exist no fact or circumstance pertaining to the period prior to the Closing Date which may give rise to such dispute.

6.13   TAXES

6.13.1 The Company has since 1 May 2003 filed the required tax returns and other returns and reports with the appropriate tax authorities and no such filing contains, subject to Section 3.2, any material misstatement or omits any statement of any material fact.

6.13.2 There are no tax audits pending with respect to the Company.

6.13.3 All Taxes assessed to or due related to the Properties or the Company relating to any period between 1 May 2003 and ending on or prior to the Closing Date have been fully paid by the Company to the appropriate tax authority or reserved for in the books of the Company. The Company is not in default in respect of Taxes for any year or part thereof of the Company's taxable years until the Closing Date.

6.13.4 There are no additional Taxes required to be paid or accounted for in respect of the period between 1 May 2003 and the Closing Date which are not included or reflected in the Accounts and there are no stamp duty (Sw. stampelskatt) that have been postponed and that may become payable in the future.

6.13.5 The documents comparable with invoices, APPENDIX 6.13.5, with information about deducted value added tax related to investments (Sw. ny-, till-eller ombyggnad) made on the Properties as per 31 December 2004, as defined in Chapter 8 a, Section 15 of the VAT regulation (Sw. mervardesskattelag (1994:200)) are correct.

6.14   AGREEMENTS

6.14.1 All agreements of the Company have been disclosed to the Buyer in the Data Room Documents and are listed in APPENDIX 6.14. Each such agreement is valid and binding in accordance with the terms and conditions which are evident from its wording. As per the date of this Agreement, no material agreement of the Company has been terminated.

6.14.2 The Company has not entered into any other agreements with the Seller or any of its affiliates than the Shareholder Loan and the Asset Management Agreement, and following Closing, neither the Seller nor any of its affiliates will have any claims on or rights against the Company.

6.15   ENVIRONMENTAL MATTERS

6.15.1 The Company has in all material respects complied with Environmental Laws with respect to the Properties and the Company's business.

6.15.2 To the Seller's Knowledge and except as set out in the Golder Reports, the land, ground water and buildings on the Properties are not contaminated and do not contain any substances considered hazardous (according to current scientific knowledge) to such extent that, according to Environmental Laws in force at the Closing Date, costs are or may be incurred by the Buyer or the Company, or an obligation for the Buyer or the Company exists or may arise to carry out, any investigation, monitoring, treatment, remediation, or other similar measures (Sw. efterbehandlingsatgarder).

6.16   NO OTHER WARRANTIES

6.16.1 The Buyer agrees that the Seller has made no, and the Buyer has not relied on any, express or implied, representation or warranty regarding the Shares or the Company other than the Warranties and other undertakings contained in this Agreement and no action or omission by the Seller or the Company shall be construed as implying any representation or warranty.

6.16.2 The Seller has given the Buyer and its professional advisors the opportunity to inspect the Properties and to review the Due Diligence Documents. The Parties therefore agree that the Seller's liability for defects in relation to the Shares is exclusively governed by the Warranties in this Section 6 and that the Seller shall have no liability for defects under the Sale of Goods Act (Sw. Koplagen (1990:931)) or under any statute, law or legal principle. With the exception of what is expressly warranted in this Section 6 or as set out otherwise in this Agreement, the Buyer hereby waives all claims against the Seller with respect to each and every type of defects in the Shares and the Properties including legal defects (Sw. rattsliga fel), defects regarding rights of disposition (Sw. radighetsfel) and latent defects (Sw. dolda fel).

7     REPRESENTATIONS AND WARRANTIES OF THE BUYER

7.1 The Buyer is duly incorporated and validly existing under the laws of the jurisdiction in which the Buyer was incorporated and has the requisite power and authority to enter into, and the funds necessary to perform, this Agreement and any other undertaking to be executed by the Buyer pursuant to this Agreement.

7.2 This Agreement and any other documents to be executed by the Buyer pursuant to this Agreement and the performance by the Buyer of its obligations under them, have been duly authorised by all necessary corporate action on the part of the Buyer, and this Agreement, and any other documents to be executed by the Buyer pursuant to this Agreement, will, when executed, constitute valid and binding obligations of the Buyer in accordance with their respective terms.

7.3 The execution and performance by the Buyer of this Agreement or any other documents to be executed under it, do not and will not (i) result in a breach of any provision of the articles of association or any provision of any other constitutional document of the Buyer, (ii) result in any breach of any resolution adopted by the shareholders or board of directors of the Buyer, (iii) require any consent by the members of the Buyer, or any class of them, which has not been unconditionally and irrevocably obtained, or
      (iv) result in a breach of any applicable law order, judgement or decree of any court or governmental agency or of any agreement to which the Buyer is a party or by which the Buyer is bound.

8     COVENANTS OF THE SELLER

8.1 During the period between the date hereof and the Closing Date, the Seller shall not and shall procure that, except with express prior written consent from the Buyer:

      (a) the Company shall not issue or repay any share capital or issue any debt instrument;

      (b) the Company shall not declare or pay any dividend, group contribution or make any other distribution to the Seller or any other Person;

      (c) the Company shall not amend its articles of association and shall not pass any resolution in shareholders' meetings (other than any resolution constituting ordinary business conducted at an annual shareholders' meeting or as required in connection with this Agreement);

      (d) the Company shall not create any Encumbrance over the Company or any of the Properties;

       (e) the Company shall not sell, transfer or otherwise dispose of any of its assets;

       (f) the Company shall not incur any material liability related to the Properties or, in the case of the Company, any indebtedness; and

       (g) the Company shall not agree or commit to do any of the foregoing.

8.2 The Seller undertakes, from the date hereof until the Closing Date, to ensure that the Company conducts its business in accordance with past practices and maintain and preserve its business organisations as going concerns and maintain its business relationships with third parties. Unless otherwise agreed in writing, the Seller shall procure that the Company does not terminate or amend any of the Lease Agreements or enters into any new lease agreements or otherwise adopt important decisions with respect to the Company or the Properties.

8.3 The Data Room Documents are complete and correct and there are no material facts or circumstances relating to the Company or the Properties, which have not been disclosed to the Buyer and which may have an adverse effect on the condition, value or use of the Properties or the Company or that may reasonably be expected to influence the decision of the Buyer to purchase the Shares on the terms of this Agreement.

9      COVENANTS OF THE BUYER

       Subject to approval of the Auditor, the Buyer undertakes to cause those Directors who retire in connection with this transaction to be granted discharge from liability for their administration until the Closing Date (or the earlier date of their retirement) at the next annual shareholders' meeting of the Company.

10     INDEMNIFICATION

10.1   INDEMNIFICATION

       Subject to Section 10.2 below, the Seller shall indemnify the Buyer for any Loss resulting from a breach of any of the Warranties made by the Seller pursuant to this Agreement. Any such indemnification shall be made through a reduction/repayment of the Purchase Price (which for the purposes of this Section 10 shall include the Loans) and/or damages. No other remedies shall be available to the Buyer.

10.2   LIMITATION OF LIABILITY

10.2.1 The Buyer shall not be entitled to indemnification unless the aggregated amount of all Losses, subject to any restrictions made under this Section 10, exceeds SEK 3,500,000 in which case the full amount and not only the excess shall be payable. For the purposes hereof no individual Loss which is less than SEK 100,000 shall be taken into account (where more than one breach of warranty based on the same or essentially the same circumstance shall be deemed to be an individual Loss).

10.2.2 No Claim shall entitle the Buyer to indemnification unless notice in writing of any such Claim, accompanied by reasonable particulars thereof specifying the nature of the Claim and, as far as practicable, the amount of the Claim, has been given to the Seller no later than 12 months after the Closing Date, except that Claims with reference to warranties in
       Section 6.13 above may be made within three (3) months from the date the relevant Taxes have been finally determined, without any further possibility of appeal, by the relevant Tax Authority or court. Claims under the warranty in Sections 6.1, 6.2, 6.3 and 6.9.1 shall not be subject to any limitations in time and not to the thresholds in Section
       10.2.1 above.

10.2.3 The aggregate of the liability of the Seller in respect of all Claims shall in no event exceed SEK 72,500,000.

10.2.4 For the purposes of this Agreement, a liability, which is contingent, shall not constitute a Loss unless and until such contingent liability becomes an actual liability and is due and payable. For the avoidance of doubt, a claim timely notified is preserved regardless of the contingent or unquantifiable nature of such claim at the time of notice.

10.2.5 If and to the extent any Loss is a tax deductible item for the Company or the Buyer during the year when the Loss arises, or during the following two years, or relates to an untaxed reserve, the recoverable Loss shall be reduced by an amount equivalent to the Loss multiplied by the actual corporate tax rate applicable during the relevant fiscal year.

10.2.6 The Buyer shall not be entitled to make any Claim to the extent that a provision or allowance for the matter of the Loss (whether as a specific reserve or as a general reserve) has been made in the Closing Accounts or the same is otherwise taken account of or reflected in the Closing Accounts.

10.2.7 No Claim may be made if the Claim is based on facts or circumstances which are evident from the Data Room Documents, or which were otherwise known to the Buyer prior to the date of this Agreement. For the purposes hereof, the Buyer's knowledge in relation to the warranties in Sections
       6.10.2 and 6.10.5 shall not be affected by references in minutes from board meetings of the Company unless (i) in relation to the warranty in
       Section 6.10.2, the Buyer has been provided with written evidence that the lease agreement has been amended in accordance with what was mentioned in the board minutes and (ii) in relation to the warranty in
       Section 6.10.5, the lease agreement has been listed in Appendix 6.10.5.

10.2.8  No liability shall arise if and to the extent that any Claim

       (a) occurs as a result of the passing of any legislation not in force on the Closing Date, or which takes effect retrospectively, or occurs as a result of any increase in the tax rate in force on the Closing Date or any change in generally established practice of the relevant tax authorities;

       (b) is recoverable under an insurance policy or which would have been recoverable had the insurance protection level of the Company, which existed at the Closing Date, been continued; or

       (c) would not have arisen but for an act, omission or transaction carried out by the Buyer, or Persons deriving title from the Buyer or the Company after the Closing Date, except for an act, omission or transaction in the ordinary course of business of the Company.

10.3   THIRD PARTY CLAIMS AND RECOVERY

10.3.1 In the case of the Buyer or the Company becoming aware of a Third Party Claim, which could result in a Claim, the Buyer shall, either itself, or shall procure that the Company shall:

      (a) as soon as reasonably practicable after the Buyer or the Company (as the case may be) became aware of the Third Party Claim, give written notice of it to the Seller;

      (b) not make any admission of liability, agree to settle or compromise with any person, body or authority in relation to it, without obtaining the prior written consent of the Seller, which consent shall not be unreasonably withheld or delayed;

      (c) have due regard to the Seller's interest in disputing, compromising or defending such Claim; and

      (d) give the Seller, or the Seller's duly authorised representatives free of charge, the assistance and the information reasonably necessary to enable the Seller, or the Seller's duly authorised representatives, to examine the basis of any potential Third Party Claim.

10.3.2 If a Third Party Claim that could lead to a Claim should come to the knowledge of the Buyer or the Company, the Buyer shall, upon the Seller's written request, afford the Seller, at its own expense, the right to dispute and defend such Third Party Claim in the name of the Company; provided, however, that the Buyer or the Company shall have a right to refuse the aforementioned should it concern a claim from the tenant in the Lease Agreements in which case the Buyer shall consult with the Seller before taking any actions. The Seller shall confirm to the Buyer in writing within 30 days from making a written request as per the above whether the Seller wishes to use this right. If such written confirmation is received, the Buyer shall ensure that the Company will grant to the Seller all authorisations and all assistance reasonably necessary to enable the Seller to dispute and defend any such Claim. Should the Buyer not afford the Seller the right to dispute and defend such Third Party Claim, except for the above-mentioned situation when the Buyer may so refuse, the potential Claim arising as a result of such Third Party Claim shall be deemed waived by the Buyer.

10.3.3 If the Seller makes any payment to the Buyer as a settlement of a Claim and the Buyer or the Company have the right to recover from any third party any amount that has formed the basis of the Claim, the Buyer shall promptly and without request from the Seller assign that right to the Seller, however not exceeding the amount paid by the Seller to the Buyer.

10.4   SPECIFIC INDEMNITIES

10.4.1 The Seller shall, at its own cost, procure that the agreements regarding asset management between the Company, the Seller and Crown Mortgage Management Ltd. dated in May 2003 not disclosed to the Buyer (the "ASSET MANAGEMENT AGREEMENT") has been terminated as per the Closing Date without any cost, remaining obligations or liabilities of the Company and that the Asset Management Agreement and the operation of it by the parties thereto will not result in any tax consequences or other negative consequences for the Company or the Buyer. Hence, the Seller shall without any limitations indemnify and hold the Buyer and the Company harmless from and against all liabilities, costs, claims, losses, damages, and expenses resulting from, arising out of or relating to the Asset Management Agreement.

10.4.2 The Seller shall, at its own cost, use its best efforts to procure that all employees of the Company have been transferred to Lagrummet December 1040 AB (under proposed change of name to Crown Property Management AB) as per the Closing Date without any cost, remaining obligations or liabilities of the Company in relation to the employees or any third party and that the said transfer of the employees will not result in any tax consequences or other negative consequences for the Company or the Buyer. Hence, the Seller shall without any limitations indemnify and hold the Buyer and the Company harmless from and against all liabilities, costs, claims, losses, damages, and expenses resulting from, arising out of or relating to the transfer of the employees from the Company to Lagrummet December 1040 AB (under proposed change of name to Crown Property Management AB) including but not limited to any costs in relation to the employees that the Company may have should the transfer of employees as contemplated by this Clause 10.4.2 be delayed beyond the Closing Date. Should any of the Company's employees refuse a transfer to Lagrummet December 1040 AB (under proposed change of name to Crown Property Management AB), the Buyer undertakes to procure that the Company terminates such employee's employment with the Company after having consulted with the Seller.

10.4.3 The Seller warrants that there are no outstanding obligations or liabilities of the Company in relation to previous divestment of properties, including historically deducted input VAT relating to any such property (Sw. jamkningsskyldighet), or other assets made by the Company and that there are no warranty obligations and similar undertakings or obligations to repay any amounts for which the Company have been liable outstanding. Hence, the Seller shall without any limitations indemnify and hold the Buyer and the Company harmless from and against all liabilities, costs, claims, losses, damages, and expenses resulting from, arising out of or relating to any such obligations, liabilities or undertakings. The Seller's obligations under this Section
       10.4.3 expires 24 months from the Closing Date after which date no claim may be made by the Buyer.

10.4.4 The Sellers undertake to procure that Company registers its title (Sw. lagfart) to any of the Properties which the Company does not have registered title to on the date of this Agreement. Hence, the Seller shall without any limitations indemnify and hold the Buyer and the Company harmless from and against all liabilities, costs, claims, losses, damages, and expenses resulting from, arising out of or relating to the registration of title to such properties.

11    CLOSING ACCOUNTS

11.1 As soon as reasonably practicable and by no later than thirty (30) Business Days from the Closing Date, the Seller shall in consultation with the Company prepare and deliver to the Buyer accounts of the Company as at the Closing Date for purposes of establishing the Actual Profit (the "DRAFT CLOSING ACCOUNTS").

11.2 The Draft Closing Accounts shall be prepared in accordance with the Accounting Principles. Notwithstanding the foregoing, the Parties have agreed that when preparing the Draft Closing Accounts the following shall apply:

      (i) the Properties (or any of them) shall be subject to depreciation (Sw. avskrivning) with the same percentage as applied in the Accounts, however no write-down (Sw. nedskrivning) shall be made;

      (ii) any profit or loss impact of the Company's unamortised prepaid financing cost at the Accounts Date shall not be reflected in the Draft Closing Accounts (already adjusted for when determining the Purchase Price);

      (iii) any prepayment fees, accrued commitment fees or other costs and fees (including any cost for early termination of existing interest swap agreements) payable due to the prepayment of the Loans at Closing shall not be reflected in the Draft Closing Accounts; and

      (iv) no environmental liability shall be reflected in the Draft Closing Accounts.

11.3 Within thirty (30) Business Days from delivery of the Draft Closing Accounts, the Buyer shall notify the Seller in writing of any item or items that would impact the Actual Profit together with the reasons therefore and a list of proposed adjustments. If, by the expiry of such thirty Business Day period, no such notice is received by the Seller or the Buyer have notified the Seller that there are no items they wish to notify, the Draft Closing Accounts shall constitute the Closing Accounts for the purposes of this Agreement.

11.4  If notice is received by the Seller that there are items in dispute under
      Section 11.3 above, the Seller and the Buyer shall attempt to agree in writing the item or items disputed by the Buyer. If such item or items are not agreed in writing within ninety (90) Business Days from the Closing Date, the item or items shall be determined by:

      (a) such independent firm of reputable chartered accountants as the Parties may agree in writing; or

      (b) failing agreement on the identity of the firm of chartered accountants within a further seven (7) Business Days from the expiry of the 90 Business Days referred to above, such firm of chartered accountants shall be appointed for this purpose by the Stockholm Chamber of Commerce.

11.5 The Draft Closing Accounts, adjusted to reflect the item or items as agreed between the Seller and the Buyer in writing or as determined by the accountants appointed under Section 11.4 above constitute the Closing Accounts for the purposes of this Agreement.

11.6 The Parties shall be entitled to all information, reasonable assistance and access to books, records of account, documents, files and papers and information stored electronically of the Company which they reasonably require for the purposes of this Section 11.

12    CONFIDENTIALITY

      Each Party undertakes not to use or disclose any Confidential Information unless (i) required to do so by law or pursuant to any order of court or other competent authority or tribunal (ii) required to do so by any applicable stock exchange regulations or the regulations of any other recognised market place (iii) such disclosure has been consented to by the other Party in writing (such consent not to be unreasonably withheld) or
      (iv) to its professional advisers (who are bound to such party by a duty of confidentiality which applies to any information disclosed) or (v) its investors. The Buyer shall have a right to place this Agreement at the disposal of interested parties and their advisers in connection with a future transfer of any of the Properties or the Company (provided they are bound by customary confidentiality undertakings). If a Party becomes required, in circumstances contemplated by (i) or (ii) to disclose any information, the disclosing Party shall use its reasonable endeavours to consult with the other Party prior to any such disclosure.

13    ANNOUNCEMENTS

      All press releases, public announcements or public relations activities by the Parties with regard to this Agreement or the transactions contemplated by it shall be mutually approved by the Parties in advance of such release or announcement.

14    COSTS

      Each Party shall pay its own costs and expenses in connection with the preparation for and completion of the transactions contemplated by this Agreement, including but not limited to all fees and expenses of its own representatives, agents, brokers, legal and financial advisers and authorities and no such costs or expenses shall be charged to or paid by the Company.

15    ENTIRE AGREEMENT

      Each of the Parties to this Agreement confirms that this Agreement represents the entire understanding and constitutes the whole agreement between the Parties in relation to its subject matter and supersedes all prior agreements, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, agent, employee or representative of either of the Parties, or the Company.

16    AMENDMENTS AND WAIVERS

      This Agreement may only be amended by an instrument in writing duly executed by the Parties. No change, termination, modification or waiver of any provision, term or condition of this Agreement shall be binding on the Parties, unless it is made in writing.

17    NOTICES

17.1 All notices, requests, demands, approvals, waivers and other communications required or permitted under this Agreement must be in writing in the English language and shall be deemed to have been received by a Party when:

      (a) delivered by post, unless actually received earlier, on the third Business Day after posting, if posted within Sweden, or the fifth Business Day, if posted to or from a place outside Sweden;

      (b)   delivered by hand, on the day of delivery;

      (c) delivered by fax, on the day of dispatch if supported by a written confirmation from the sender's fax machine that the message has been properly transmitted.

17.2 All such notices and communications shall be addressed as set out below or to such other addresses as may be given by written notice in accordance with this Section.

      If to the Seller:        Crown European Holdings Ltd
                               Attention: Peter Walker
                               Crown House, Crown Street,
                               Ipswich, Suffolk IP1 3HS
                               England
                               Fax No. + 44 1473 283 838

      With a copy to:          Advokatfirman Vinge KB
                               Att: Patrick Forslund
                               Box 1703
                               111 87 Stockholm
                               Sweden
                               Fax No. + 46 8 614 31 90

      and

                               Crown Asset Management AB
                               Box 5894
                               102 40 Stockholm
                               Sweden
                               Fax No. +46 8 463 33 91

      If to the Buyer:         AB Grundstenen 101666
                               C/o NIAM
                               Attention: Hakan Blixt
                               Box 7694
                               SE-103 95 Stockholm, Sweden
                               Fax No. + 46 8 791 32 35

18    ASSIGNMENTS

      This Agreement shall be binding upon and inure to the benefit of the successors of the Parties but shall not be assignable by any of the Parties without the prior written consent of the other Party.

19    INTERPRETATION

      The headings in this Agreement are for convenience only and shall not affect the interpretation of any provision of this Agreement.

20    PARTIAL INVALIDITY

      If any provision of this Agreement or the application of it shall be declared or deemed void, invalid or unenforceable in whole or in part for any reason, the Parties shall amend this Agreement as shall be necessary to give effect to the spirit of this Agreement as far as possible. If the Parties fail to amend this Agreement, the provision, which is void, invalid or unenforceable, shall be deleted and the remaining provisions of this Agreement shall continue in full force and effect.

21    GOVERNING LAW AND DISPUTES

21.1 This Agreement shall be governed by and construed in accordance with the laws of Sweden.

21.2 Any dispute, controversy or claim arising out of, or in connection with, this Agreement, or the breach, termination or invalidity of the Agreement, shall be settled by arbitration in accordance with the Rules of the Arbitration Institute of the Stockholm Chamber of Commerce.

21.3  The place of arbitration shall be Stockholm, Sweden.

21.4  The language to be used in the arbitral proceedings shall be Swedish.

21.5 The Parties undertake and agree that all arbitral proceedings conducted with reference to this arbitration clause will be kept strictly confidential. This confidentiality undertaking shall cover all information disclosed in the course of such arbitral proceedings, as well as any decision or award that is made or declared during the proceedings. Information covered by this confidentiality undertaking may not, in any form, be disclosed to a third party without the written consent of all Parties hereto. Notwithstanding the foregoing, a Party shall not be prevented from disclosing such information in order to secure its interests against the other Party (including collecting its award) in connection with a dispute or if required to do so by law, any applicable stock exchange regulations or the regulations of any other recognised market place.

                            ------------------------

This Agreement has been duly executed in three original copies, of which each of the Parties has taken one copy and Crown Northcorp, Inc. has taken one copy.

Stockholm, 25 May 2005

CROWN EUROPEAN HOLDINGS LTD     AB GRUNDSTENEN 101666

                                (UNDER CHANGE OF NAME TO NIAM RETAIL HOLDING AB)

  /s/ Ronald E. Roark             /s/ Hakan Blixt
  -------------------             ------------------------
BY:        Director                 BY:

Crown NorthCorp, Inc., as ultimate parent company of Crown European Holdings Ltd, hereby guarantees as for its own debt (Sw. sasom for egen skuld) the due and punctual fulfilment of all of Crown European Holdings Ltd's obligations under the Agreement up to an amount not exceeding SEK 72,500,000. This guarantee will expire twelve (12) months from the Closing Date. Section 21 of the Agreement shall apply to this guarantee.

CROWN NORTHCORP, INC.

/s/ Ronald E. Roark
--------------------
BY:  Ronald E. Roark, Vice Chairman
        and Chief Executive Officer